Exhibit 99.1

Contact:	Media: Margaret Mellott 1-313-322-5393	Fixed Income Investment Community: Shawn Ryan 1-313-621-0881
	mmellott@ford.com	sryan6@ford.com

FOR IMMEDIATE RELEASE

FORD CREDIT EARNS $528 MILLION IN THE FIRST QUARTER OF 2010*

DEARBORN, Mich., April 27, 2010 – Ford Motor Credit Company reported net income of $528 million in the first quarter of 2010, an improvement of $541 million from a net loss of $13 million a year earlier.  On a pre-tax basis, Ford Credit earned $828 million in the first quarter, compared with a loss of $36 million in the previous year.

The improvement in pre-tax earnings primarily reflected lower depreciation expense for leased vehicles due to higher auction values and a lower provision for credit losses, offset partially by lower volume.

“Ford Credit had strong first quarter results, in part due to improvements in the used vehicle auction markets,” said Mike Bannister, chairman and CEO.  “Economic conditions are still uncertain and, as always, we will utilize the solid business practices and superior servicing that remain the foundations of our company.”

On March 31, 2010, Ford Credit’s on-balance sheet net receivables totaled $88 billion, compared with $93 billion at year-end 2009. Managed receivables were $90 billion on March 31, 2010, down from $95 billion on December 31, 2009. The lower receivables primarily reflected the transition of Jaguar, Land Rover, Mazda, and Volvo financing to other finance providers and lower industry and financing volumes in 2009 and 2010 compared with prior years.

On March 31, 2010, managed leverage was 6.9 to 1.  In the first quarter of 2010, Ford Credit distributed $500 million to its immediate parent, Ford Holdings LLC.

Ford Credit now expects 2010 profits to be about the same as its 2009 profits.  The recent improvements in used vehicle auction values and credit loss performance are expected to offset the effects of lower average receivables and the non-recurrence of certain favorable 2009 factors.

# # #

Ford Motor Credit Company LLC is one of the world’s largest automotive finance companies and has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959.  Ford Credit is an indirect, wholly owned subsidiary of Ford.  For more information, visit www.fordcredit.com.

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*	The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Cautionary Statement Regarding Forward Looking Statements

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

Automotive Related:
•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recessions, geo-political events or otherwise;
•	Decline in Ford’s market share;
•	Continued or increased price competition for Ford vehicles resulting from industry overcapacity, currency fluctuations or other factors;
•	A further increase in or acceleration of the market shift away from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;
•	Continued or increased high prices for, or reduced availability of, fuel;
•	Lower-than-anticipated market acceptance of new or existing Ford products;
•	Adverse effects from the bankruptcy of, government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•
Economic distress of suppliers may require Ford to provide financial support or take other measures to ensure supplies of components or materials and could increase Ford’s costs, affect Ford’s liquidity, or cause production disruptions;

•	Work stoppages at Ford or supplier facilities or other interruptions of production;
•	Single-source supply of components or materials;
•	The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy or other regulation resulting in higher costs, cash expenditures and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in Ford products, perceived environmental impacts, or otherwise;
•
A change in Ford’s requirements for parts or materials where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay contracts”);

•	Adverse effects on Ford’s results from a decrease in or cessation of government incentives related to capital investments;
•	Adverse effects on Ford’s operations resulting from certain geo-political or other events;
•
Substantial levels of indebtedness adversely affecting Ford’s financial condition or preventing Ford from fulfilling its debt obligations (which may grow because Ford is able to incur substantially more debt, including additional secured debt);

•	Inability of Ford to implement its One Ford plan;

Ford Credit Related:
•	A prolonged disruption of the debt and securitization markets;
•
Inability to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption or otherwise;

•	Inability to obtain competitive funding;
•	Higher-than-expected credit losses;
•	Adverse effects from the government-supported restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	Increased competition from banks or other financial institutions seeking to increase their share of retail installment financing Ford vehicles;
•	Collection and servicing problems related to our finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions;
•	Changes in Ford’s operations or changes in Ford’s marketing programs could result in a decline in our financing volumes;

General:
•	Fluctuations in foreign currency exchange rates and interest rates;
•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;
•	Labor or other constraints on Ford’s or our ability to restructure its or our business;
•	Substantial pension and postretirement healthcare and life insurance liabilities impairing Ford’s or our liquidity or financial condition; and
•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends).

We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For additional discussion of these risk factors, see Item 1A of Part I of our 2009 10-K Report and Item 1A of Part I of Ford’s 2009 10-K Report.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended March 31, 2010 and 2009
(in millions)

	First Quarter
	2010	2009

Financing revenue
Operating leases	$988	$1,398
Retail	624	756
Interest supplements and other support costs earned from affiliated companies	867	970
Wholesale	225	291
Other	20	20
Total financing revenue	2,724	3,435
Depreciation on vehicles subject to operating leases	(641)	(1,415)
Interest expense	(1,127)	(1,420)
Net financing margin	956	600
Other revenue
Insurance premiums earned, net	26	29
Other income, net	96	64
Total financing margin and other revenue	1,078	693
Expenses
Operating expenses	292	328
Provision for credit losses	(51)	385
Insurance expenses	9	16
Total expenses	250	729
Income/(Loss) before income taxes	828	(36)
Provision for/(Benefit from) income taxes	300	(23)
Net income/(loss)	$528	$(13)

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in millions)

	March 31,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$11,363	$10,882
Marketable securities	9,824	6,864
Finance receivables, net	74,589	77,968
Net investment in operating leases	13,302	14,578
Notes and accounts receivable from affiliated companies	1,190	1,090
Derivative financial instruments	1,528	1,862
Other assets	3,759	4,100
Total assets	$115,555	$117,344

LIABILITIES AND SHAREHOLDER’S INTEREST
Liabilities
Accounts payable
Customer deposits, dealer reserves and other	$1,126	$1,082
Affiliated companies	1,758	1,145
Total accounts payable	2,884	2,227
Debt	94,235	96,333
Deferred income taxes	1,722	1,816
Derivative financial instruments	1,071	1,179
Other liabilities and deferred income	4,808	4,809
Total liabilities	104,720	106,364

Shareholder’s interest
Shareholder’s interest	5,149	5,149
Accumulated other comprehensive income	879	1,052
Retained earnings	4,807	4,779
Total shareholder’s interest	10,835	10,980
Total liabilities and shareholder’s interest	$115,555	$117,344

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The above data include assets and liabilities of our consolidated variable interest entities (“VIEs”). The following is a summary of the major assets and liabilities of these consolidated VIEs:

	March 31,	December 31,
	2010	2009
Cash and cash equivalents	$4,080	$3,970
Finance receivables, net	54,027	57,353
Net investment in operating leases	10,765	10,246
Derivative financial instruments — assets	39	55
Debt	47,929	46,153
Derivative financial instruments — liabilities	504	528

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
OPERATING HIGHLIGHTS

	First Quarter
	2010	2009
Financing Shares
United States
Financing share – Ford, Lincoln and Mercury
Retail installment and lease	35%	31%
Wholesale	80	78

Europe
Financing share – Ford
Retail installment and lease	23%	26%
Wholesale	99	99

Contract Volume – New and used retail/lease (in thousands)
North America Segment
United States	175	135
Canada	17	20
Total North America Segment	192	155

International Segment
Europe	99	122
Other international	10	17
Total International Segment	109	139
Total contract volume	301	294

Borrowing Cost Rate*	4.8%	5.0%

Charge-offs – On-Balance Sheet (in millions)
Retail installment and lease	$143	$309
Wholesale	(5)	19
Other	(5)	4
Total charge-offs – on-balance sheet	$133	$332

Total loss-to-receivables ratio – on-balance sheet	0.58%	1.21%

Memo :
Total charge-offs – managed (in millions)**	$133	$335
Total loss-to-receivables ratio – managed**	0.58%	1.22%

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*	On-balance sheet debt includes the effects of derivatives and facility fees.
**	See Appendix for additional information.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP. Included below are brief definitions of key terms, information about the impact of on-balance sheet securitization and a reconciliation of non-GAAP measures to GAAP:

•
Managed receivables:  receivables reported on Ford Credit’s balance sheet, excluding unearned interest supplements related to finance receivables, and securitized off-balance sheet receivables that Ford Credit continues to service

•
Charge-offs on managed receivables:  charge-offs associated with receivables reported on Ford Credit’s balance sheet and charge-offs associated with receivables that Ford Credit sold in off-balance sheet securitizations and continues to service

•	Equity: shareholder’s interest reported on Ford Credit’s balance sheet

IMPACT OF ON-BALANCE SHEET SECURITIZATION:  Finance receivables (retail and wholesale) and net investment in operating leases reported on Ford Credit’s balance sheet include assets that have been sold for legal purposes in securitization transactions that do not satisfy the requirements for accounting sale treatment.  These receivables are available only for payment of the debt and other obligations issued or arising in the securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.  Debt reported on Ford Credit’s balance sheet includes obligations issued or arising in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements.  Ford Credit holds the right to the excess cash flows not needed to pay the debt and other obligations issued or arising in each of these securitization transactions.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Managed Leverage Calculation	March 31,	December 31,
	2010	2009
	(in billions)
Total debt	$94.2	$96.3
Securitized off-balance sheet receivables outstanding	—	0.1
Retained interest in securitized off-balance sheet receivables	—	0.0
Adjustments for cash, cash equivalents, and marketable securities*	(20.7)	(17.3)
Adjustments for derivative accounting**	(0.2)	(0.2)
Total adjusted debt	$73.3	$78.9

Equity	$10.8	$11.0
Adjustments for derivative accounting**	(0.1)	(0.2)
Total adjusted equity	$10.7	$10.8

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	6.9	7.3
Memo: Financial statement leverage (to 1) = Total debt / Equity	8.7	8.8

Net Finance Receivables and Operating Leases	March 31,	December 31,
	2010	2009
Receivables – On-Balance Sheet	(in billions)
Retail installment	$53.8	$56.3
Wholesale	21.5	22.4
Other finance receivables	2.5	2.4
Unearned interest supplements	(2.0)	(1.9)
Allowance for credit losses	(1.2)	(1.3)
Finance receivables, net	74.6	77.9
Net investment in operating leases	13.3	14.6
Total receivables – on-balance sheet	$87.9	$92.5

Memo: Total receivables – managed***	$89.9	$94.5

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*	Excludes marketable securities related to insurance activities.
**
Primarily related to market valuation adjustments to derivatives due to movements in interest rates.  Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

***
Includes on-balance sheet receivables, excluding unearned interest supplements related to finance receivables of about $2 billion and $1.9 billion at March 31, 2010 and December 31, 2009, respectively; and includes off-balance sheet retail receivables of about $100 million at December 31, 2009.